EXHIBIT D(3)

INVESTMENT SUB-ADVISORY AGREEMENT

        This INVESTMENT SUB-ADVISORY AGREEMENT (the “Sub-Advisory Agreement”), is by and between OppenheimerFunds, Inc., organized under the laws of Colorado (the “Sub-Adviser”), and Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (“MassMutual”), effective this 1st day of May, 2000.

        WHEREAS, the MassMutual International Equity Fund (the “Fund”) is a series of MassMutual Institutional Funds (the “Trust”), a Massachusetts business trust which is an open-end, management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), and the Trust has appointed MassMutual as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement (the “Advisory Agreement”);

        WHEREAS, the Advisory Agreement provides that MassMutual may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, shareholders of the Fund, appoint a sub-adviser to assume certain responsibilities and obligations of MassMutual under the Advisory Agreement;

        WHEREAS, MassMutual and the Sub-Adviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

        WHEREAS, MassMutual desires to appoint the Sub-Adviser as its sub-adviser for the Fund and the Sub-Adviser is willing to act in such capacity upon the terms herein set forth;

        NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MassMutual and the Sub-Adviser, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  General Provision.

        MassMutual hereby employs the Sub-Adviser and the Sub-Adviser hereby undertakes to act as the investment sub-adviser of the Fund to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth. The Sub-Adviser shall, in all matters, give to the Fund and the Trust’s Board of Trustees, directly or through MassMutual, the benefit of the Sub-Adviser’s best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to:

(a) the provisions of the Act and any rules or regulations thereunder;

(b) any other applicable provisions of state or federal law;

(c) the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time (collectively referred to as the “Trust Documents”);

(d) policies and determinations of the Board of Trustees of the Trust and MassMutual;

        (e)  the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Investment Company Act or as such policies may, from time to time, be amended by the Fund’s shareholders; and

(f) the Prospectus and Statement of Additional Information of the Fund in effect from time to time.

        The appropriate officers and employees of the Sub-Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust and MassMutual with respect to any matter dealing with the business and affairs of the Fund, such as the valuation of portfolio securities of the Fund, including but not limited to securities that are either not registered for public sale or securities not traded on any securities market.

2.  Duties of the Sub-Adviser.

        (a)  The Sub-Adviser shall, subject to the direction and control by the Trust’s Board of Trustees or MassMutual, to the extent MassMutual’s direction is not inconsistent with that of the Board of Trustees, (i) regularly provide investment advice and recommendations to the Fund, directly or through MassMutual, with respect to the Fund’s investments, investment policies and the purchase and sale of securities; (ii) supervise and monitor continuously the investment program of the Fund and the composition of its portfolio and determine what securities shall be purchased or sold by the Fund; (iii) arrange, subject to the provisions of Section 5 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund; and (iv) provide reports on the foregoing to the Board of Trustees at each Board meeting.

        (b)   Provided that none of MassMutual, the Fund or the Trust shall be required to pay any compensation other than as provided by the terms of this Sub-Advisory Agreement and subject to the provisions of Section 5 hereof, the Sub-Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

        (c)   Provided that nothing herein shall be deemed to protect the Sub-Adviser from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard to its obligations and duties under this Sub-Advisory Agreement, the Sub-Adviser shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Sub-Advisory Agreement relates.

        (d)   Nothing in this Sub-Advisory Agreement shall prevent MassMutual or the Sub-Adviser or any officer thereof from acting as investment adviser or sub-adviser for any other person, firm or corporation and shall not in any way limit or restrict MassMutual or the Sub-Adviser or any of their respective directors, officers, members, stockholders or employees from buying, selling, or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Sub-Advisory Agreement.

        (e)  The Sub-Adviser shall cooperate with MassMutual by providing MassMutual with any information in the Sub-Adviser’s possession necessary for supervising the activities of all administrative and clerical personnel as shall be required to provide corporate administration for the Fund, including the compilation and maintenance of such records with respect to its operations as may reasonably be required. The Sub-Adviser shall, at its own expense, provide such officers for the Trust as its Board may request.

3.  Duties of MassMutual

        MassMutual shall provide the Sub-Adviser with the following information about the Fund:

(a) cash flow estimates on request;

(b) notice of the Fund’s “investable funds” by 9:00 a.m. each business day;

(c) as they are modified, from time to time, current versions of the documents and policies referred to in Subsections (c), (d), (e) and (f) of Section 1 hereof, above.

4.  Compensation of the Sub-Adviser.

        MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid quarterly at the annual rate of .50% of the average daily net asset value of the Fund, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid not later than the tenth (10th) business day after the end of each quarter.

5.  Portfolio Transactions and Brokerage.

        (a)  The Sub-Adviser is authorized, in arranging the purchase and sale of the Fund’s publicly-traded portfolio securities, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker- dealers”), including “affiliated” broker-dealers, as that term is defined in the Act, as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the best execution (prompt and reliable execution at the most favorable security price obtainable) of the Fund’s portfolio transactions.

        (b)  The Sub-Adviser may effect the purchase and sale of securities (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker in such to effect said transactions, and may enter into a contract in which the broker acts either as principal or as agent.

        (c)  The Sub-Adviser shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular transaction(s) will be judged by the Sub-Adviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability of and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

        (d)  The Sub-Adviser shall have discretion, in the interest of the Fund, to allocate brokerage on the portfolio transactions of the Fund to broker-dealers, other than affiliated broker-dealers, qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the Fund and for all other accounts for which the Sub-Adviser or any of its affiliates exercises “investment discretion” (as that term is defined in Section 29(a)(35) of the Exchange Act) and to cause the Fund to pay such broker-dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if the Sub-Adviser determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser or its affiliates with respect to accounts as to which they exercise investment discretion. In reaching such determination, the Sub-Adviser will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer. In demonstrating that such determinations were made in good faith, the Sub-Adviser shall be prepared to show that all commissions were allocated for purposes contemplated by this Agreement and that the total commissions paid by the Fund over a representative period selected by the Fund’s Trustees were reasonable in relation to the benefits to the Fund.

        (e)   Subject to the foregoing, the Sub-Adviser may also consider sales of shares of the Fund, or may consider or follow the recommendations of MassMutual that take such sales into account, as factors in the selection of broker-dealers to effect the Fund’s portfolio transactions. Notwithstanding the above, nothing herein shall require the Sub-Adviser to use a broker-dealer which provides research services or to use a particular broker-dealer which MassMutual has recommended.

6.  Duration.

        Unless terminated earlier pursuant to Section 7 hereof, this Sub-Advisory Agreement shall remain in effect until May 1, 2002. Thereafter it shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Sub-Advisory Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund.

7.  Termination.

        This Sub-Advisory Agreement shall terminate automatically upon its assignment or in the event upon the termination of the Advisory Agreement; it may also be terminated: (i) for cause or with the consent of the parties and the Trust by MassMutual or the Sub-Adviser at any time without penalty upon sixty days’ written notice to the other party and the Trust; or (ii) by the Trust at any time without penalty upon sixty days’ written notice to MassMutual and the Sub-Adviser provided that such termination by the Trust shall be directed or approved by a vote of a majority of all of the Trustees of the Trust then in office or by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

8.  Disclaimer of Shareholder Liability.

        MassMutual and the Sub-Adviser understand that the obligations of the Trust under this Sub-Advisory Agreement are not binding upon any Trustee or shareholder of the Trust personally, but bind only the Trust and the Trust’s property. MassMutual and the Sub-Adviser represent that each has notice of the provisions of the Trust Documents disclaiming shareholder and Trustee liability for acts or obligations of the Trust.

9.  Notice.

        Any notice under this Sub-Advisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

        If to MassMutual: Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: Vernon J. Meyer
Vice President

        If to the Sub-Adviser: OppenheimerFunds, Inc.
Two World Trade Center
New York, NY 10048-0203
Attention: Andrew J. Donohue
Executive Vice President and General Counsel

        If to either party, copies to:    MassMutual Institutional Funds
1295 State Street
Springfield, MA 01111
Attention: Thomas M. Kinzler
Vice President and Secretary

Investors Bank & Trust Company
89 South Street
Boston, MA 02111
Attention: Steven Peacock

        IN WITNESS WHEREOF, MassMutual and the Sub-Adviser have caused this Sub-Advisory Agreement to be executed on the day and year first above written.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/S / VERNON J. MEYER

Vernon J. Meyer
Vice President

OPPENHEIMER FUNDS , INC .

By:	/S / ANDREW J. DONOHUE

Andrew J. Donohue
Executive Vice President
and General Counsel

ACCEPTED AND ACKNOWLEDGED :

MASS MUTUAL INSTITUTIONAL FUNDS on behalf of MASSMUTUAL INTERNATIONAL EQUITY FUND

By:	/S / THOMAS M. KINZLER

Thomas M. Kinzler
Vice President and Secretary